Exhibit 21.1

Subsidiaries of InfoSonics Corporation

•	InfoSonics Latin America, Inc. (CA Corporation)

•	InfoSonics de Mexico S.A. de C.V. (Mexico Corporation)

•	InfoSonics de Guatemala S.A. (Guatemala Corporation)

•	InfoSonics El Salvador S.A. de C.V. (El Salvador Corporation)

•	verykool USA, Inc. (MD Corporation)

•	InfoSonics de Panama (Panama Corporation)

•	verykool Hong Kong Limited (Hong Kong Limited Company)

•	verykool Wireless Technology Limited (China Limited Company)

•	InfoSonics Acquisition Sub, Inc. (NV Corporation)